Exhibit 99.1

Amedisys Signs Definitive Agreement to Acquire Beacon
Hospice, Inc.
Proposed Transaction to Add 1,300 Hospice Patients and
Expand Regional Presence

BATON ROUGE, Louisiana (April 18, 2011) - Amedisys, Inc. (NASDAQ: AMED), one of America’s leading home health and hospice companies, today announced it has signed a definitive agreement to acquire Beacon Hospice, Inc.

Beacon Hospice is headquartered in Boston, Mass., and is regarded as one of the premier hospice companies in the New England region. Founded in 1993, Beacon has grown to include 23 free-standing locations and one inpatient unit, serving the states of Massachusetts (11), Maine (5), New Hampshire (5), Rhode Island (2) and Connecticut (1). Total annualized revenue for Beacon in 2010 was approximately $80 million. This transaction remains subject to customary closing conditions, including regulatory approvals, and is expected to add $0.05 to $0.07 to Amedisys’ earnings in 2011 excluding one-time transaction related costs. The parties have agreed in the definitive agreement to a purchase price of approximately $125 million, subject to customary adjustments.

“This acquisition aligns with our strategy of providing a continuum of at-home health care, of which hospice continues to be a significant area of focus both clinically and in terms of growth,” said William F. Borne, Chief Executive Officer of Amedisys, Inc. “Adding Beacon Hospice to the Amedisys Hospice Care portfolio will be a great complement to our home health business, with many of Beacon’s hospice locations matching the market presence of our existing home health care centers.”

James T. Robinson, Executive Vice President of Amedisys Hospice Care added, “With an average daily census of approximately 1,300 patients, the addition of Beacon will increase the number of hospice patients under our care by nearly 40 percent. This will also allow us to significantly expand our hospice footprint in the New England market, adding to our existing presence in New Hampshire.

“Beacon Hospice has a strong reputation of providing high-quality, innovative, compassionate care,” Robinson said. “We believe the combination of our two outstanding hospice organizations will benefit our patients, employees, and investors. Together, we are building a premier hospice organization poised to care for the needs of the communities we serve.”

About Amedisys, Inc.

Amedisys, Inc. (NASDAQ: AMED) is a leading health care company focused on bringing home the continuum of care. Amedisys delivers personalized health care services to patients and their families, in the comfort of patients’ homes, with approximately 10 million patient care and education encounters per year. Amedisys has two divisions, home health care and hospice. The Company’s state-of-the-art advanced chronic care management programs and leading-edge technology enables it to deliver quality care based upon the latest evidence-based best practices. Amedisys is a recognized innovator, being one of the first in the industry to equip its clinicians with point-of-care laptop technology and referring physicians with an internet portal that enables real-time coordination of patient care seamlessly. Amedisys also has the industry’s first-ever nationwide Care Transitions program. Amedisys Care Transitions is designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination, which starts in the hospital and continues throughout completion of the patient’s home health plan of care. For more information about the Company, please visit: www.amedisys.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Our company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation and Nominating and Governance Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Contacts:
For Investors:	For Media:
Amedisys, Inc.	Amedisys, Inc.
Kevin B. LeBlanc	Jacqueline Chen Valencia
Director of Investor Relations	Senior Vice President Marketing & Communications
225.299.3391	225.299.3688
kevin.leblanc@amedisys.com	jacqueline.chen@amedisys.com

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